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                                 Exhibit 11

               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                 (unaudited)

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
                                                             THREE MONTHS ENDED       NINE MONTHS ENDED SEPTEMBER
                                                                SEPTEMBER 30,                     30,
                                                         ---------------------------  ---------------------------
                                                             1997          1996           1997           1996
                                                         ------------  -------------  -------------  ------------
Net income.............................................  $  4,171,549  $   3,097,501  $  11,347,960  $  8,673,491
Weighted average common shares outstanding.............     7,551,352      7,178,976      7,530,590     7,057,317
Primary earnings per share.............................  $       0.55  $        0.43  $        1.51  $       1.23
                                                         ------------  -------------  -------------  ------------
                                                         ------------  -------------  -------------  ------------
Net income.............................................  $  4,171,549                 $  11,347,960
Adjustments net of tax:
Interest expense on convertible debt...................       823,418                     2,477,188
Amortization of debt offering costs....................        64,017                       192,589
                                                         ------------                -------------
Fully diluted net income...............................  $  5,058,984                 $  14,017,737
                                                         ------------                 -------------
                                                         ------------                 -------------
Weighted average common shares outstanding.............     7,551,352                     7,530,590
Common stock equivalents due to dilutive effect of
  stock options........................................       246,280                       221,927
Shares converted from convertible debt.................     2,628,340                     2,628,340
                                                         ------------                 -------------
Total outstanding shares for fully diluted earnings per
  share computation....................................    10,425,972                    10,380,858
Fully diluted earnings per share.......................  $       0.49                 $        1.35
                                                         ------------                 -------------
                                                         ------------                 -------------
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